Exhibit 19.1
RECURSION PHARMACEUTICALS, INC.
INSIDER TRADING POLICY
(Adopted on March 19, 2021; most recently amended April 27, 2023)
A.POLICY OVERVIEW
Recursion Pharmaceuticals, Inc. (together with any subsidiaries, collectively the “Company”) has adopted this Insider Trading Policy (the “Policy”) to help you comply with the federal and state securities laws and regulations that govern trading in securities and to help the Company minimize its own legal and reputational risk.
It is your responsibility to understand and follow this Policy. Insider trading is illegal and a violation of this Policy. In addition to your own liability for insider trading, the Company, as well as individual directors, officers and other supervisory personnel, could face liability. Even the appearance of insider trading can lead to government investigations or lawsuits that are time-consuming, expensive and can lead to criminal and civil liability, including damages and fines, imprisonment and bars on serving as an officer or director of a public company, not to mention irreparable damage to both your and the Company’s reputation.
For purposes of this Policy, the head of Legal serves as the Compliance Officer. The Compliance Officer may designate others, from time to time, to assist with the execution of his or her duties under this Policy.
B.POLICY STATEMENT
1.No Trading on Material Nonpublic Information. It is illegal for anyone to trade in securities on the basis of material nonpublic information. If you are in possession of material nonpublic information about the Company, you are prohibited from:
a.using it to transact in securities of the Company;
b.disclosing it to other directors, officers, employees, consultants, contractors or advisors whose roles do not require them to have the information;
c.disclosing it to anyone outside of the Company, including family, friends, business associates, investors or consulting firms, without prior written authorization from the Compliance Officer; or
d.using it to express an opinion or make a recommendation about trading in the Company’s securities.
In addition, material nonpublic information about another company that you learn through your service with the Company is subject to these same restrictions around disclosure and trading and you cannot use that information to trade securities. Any such action will be deemed a violation of this Policy.
2.No Disclosure of Confidential Information. You may not at any time disclose material nonpublic information about the Company or about another company that you obtained in connection with your service with the Company to friends, family members or any other person or entity that the Company has not authorized to know such information. In addition, you must handle the confidential information of others in accordance with any related non-disclosure agreements and other obligations that the Company has with them and limit your use of the confidential information to the purpose for which it was disclosed.
If you receive an inquiry for information from someone outside of the Company, such as a stock analyst, or a request for sensitive information outside the ordinary course of business from someone outside of the Company, such as a business partner, vendor, supplier or salesperson, then you should refer the inquiry to the Chief Financial Officer. Responding to a request yourself may violate this Policy and, in some circumstances, the law. Please consult the Company’s External Communications Policy for more details.
3.Definition of Material Nonpublic Information. “Material information” means information that a reasonable investor would be substantially likely to consider important in deciding whether to buy, hold or sell securities of the Company or view as significantly altering the total mix of information available in the marketplace about the Company as an issuer of the securities. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.
It is not possible to define all categories of “material” information. However, some examples of information that could be regarded as material include, but are not limited to:
a.significant developments in research and development, relating to the Company’s pre-clinical and clinical studies, including, without limitation, status, results and communications with regulatory agencies, or relating to intellectual property;
b.significant legal or regulatory developments, whether positive or negative, actual or threatened, including litigation or resolving litigation and government investigations;
c.business plans or budgets;
d.creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;
e.significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;
f.financial results, key metrics, financial conditions, earnings pre-announcements, guidance, projections or forecasts, particularly if inconsistent with the Company’s guidance or the expectations of the investment community;
g.restatements of financial results, impending bankruptcy, financial liquidity problems, material impairments, write-offs or restructurings;
h.changes in independent auditors, or notification that the Company may no longer rely on an audit report;
i.significant information relating to a product or potential product;
j.major events involving the Company’s securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting;
k.significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the Company;

l.major personnel changes, such as changes in senior management, key employees or employee lay-offs;
m.data breaches or other cybersecurity events;
n.updates regarding any prior material disclosure that will materially change or has materially changed; and
o.the existence of a special restricted trading period.
“Material nonpublic information” means material information that is not generally known or made available to the public. Even if information is widely known throughout the Company, it may still be nonpublic. Generally, in order for information to be considered public, it must be made generally available through media outlets or SEC filings.
After the release of information, a reasonable period of time must elapse in order to provide the public an opportunity to absorb and evaluate the information provided. As a general rule, at least one full trading day must pass after the dissemination of information before being considered public.
As a rule of thumb, if you think something might be material nonpublic information, it probably is and you should treat it as such. You can always reach out to the Compliance Officer if you have questions.
C.PERSONS COVERED BY THIS POLICY
This Policy applies to you if you are a director, officer, employee, consultant, contractor or advisor of the Company, both inside and outside of the United States. To the extent applicable to you, this Policy also covers your immediate family members, persons with whom you share a household, persons who are your economic dependents and any entity whose transactions in securities you influence, direct or control; provided, however, that this Policy shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws, but for the avoidance of doubt this Policy applies to any director of the Company that is affiliated with any such entity.
You are responsible for making sure that these other individuals and entities comply with this Policy.
This Policy continues to apply even if you leave the Company or are otherwise no longer affiliated with or providing services to the Company, for as long as you remain in possession of material nonpublic information. In addition, if you are subject to a trading restricted trading period under this Policy at the time you leave the Company, you must abide by the applicable trading restrictions until at least the end of the relevant restricted trading period.
D.TRADING COVERED BY THIS POLICY
Except as discussed in Section H (Exceptions to Trading Restrictions), this Policy applies to all transactions involving the Company’s securities or other companies’ securities for which you possess material nonpublic information obtained in connection with your service with the Company. This Policy therefore applies to:

1.any purchase, sale, loan or other transfer or disposition of any equity securities (including common stock, options, restricted stock units, warrants and preferred stock) and debt securities (including debentures, bonds and notes) of the Company and such other companies, whether direct or indirect (including transactions made on your behalf by money managers), and any offer to engage in the foregoing transactions;
2.any disposition in the form of a gift of any securities of the Company;
3.any distribution to holders of interests in an entity if the entity is subject to this Policy; and
4.any other arrangement that generates gains or losses from or based on changes in the prices of such securities including derivative securities (for example, exchange-traded put or call options, swaps, caps and collars), hedging and pledging transactions, short sales and certain arrangements regarding participation in benefit plans.
There are no exceptions from insider trading laws or this Policy based on the size of the transaction or the type of consideration received.
E.TRADING RESTRICTIONS
Subject to the exceptions set forth below, this Policy restricts trading during certain periods and by certain people as follows:
1.Quarterly Restricted Trading Periods. Except as discussed in Section H (Exceptions to Trading Restrictions), all directors and officers of the Company, and those employees identified by the Company must refrain from conducting transactions involving the Company’s securities during quarterly restricted trading periods. Individuals subject to quarterly restricted trading periods will be informed by the Compliance Officer that they are listed on the covered persons list maintained by the Compliance Officer (the “Covered Person List”). To the extent applicable to you, quarterly restricted trading periods also cover your immediate family members, persons with whom you share a household, persons who are your economic dependents, and any entity whose transactions in securities you influence, direct or control. Even if you are not specifically identified as being subject to quarterly restricted trading periods, you should exercise caution when engaging in transactions during quarterly restricted trading periods because of the heightened risk of insider trading exposure.
Quarterly restricted trading periods will start at the end of the last day of each fiscal quarter and will end at the start of the second full trading day following the Company’s earnings release.
The prohibition against trading during the restricted trading period also means that brokers cannot fulfill open orders on your behalf or on behalf of your immediate family members, persons with whom you share a household, persons who are your economic dependents, or any entity whose transactions in securities you influence, direct or control, during the restricted trading period, including “limit orders” to buy or sell stock at a specific price or better and “stop orders” to buy or sell stock once the price of the stock reaches a specified price. If you are subject to restricted trading periods or pre-clearance requirements, you should so inform any broker with whom such an open order is placed at the time it is placed.
From time to time, the Company may identify other persons who should be subject to quarterly restricted trading periods, and the Compliance Officer may update and revise the Covered Persons List as appropriate.
2.Special Restricted trading Periods. The Company always retains the right to impose additional or longer trading restricted trading periods at any time on any or all of its directors, officers,

employees, consultants, contractors, and advisors. The Compliance Officer will notify you if you are subject to a special restricted trading period by providing to you a notice in writing, which may be via email. If you are notified that you are subject to a special restricted trading period, you may not engage in any transaction involving the Company’s securities until the special restricted trading period has ended other than the transactions that are covered by the exceptions below. You also may not disclose to anyone else that the Company has imposed a special restricted trading period. To the extent applicable to you, special restricted trading periods also cover your immediate family members, persons with whom you share a household, persons who are your economic dependents, and any entity whose transactions in securities you influence, direct or control.
3.Regulation BTR . Directors and officers may also be subject to restricted trading periods pursuant to Regulation Blackout Trading Restriction, or Regulation BTR, under U.S. federal securities laws. In general, Regulation BTR prohibits any director or officer from engaging in certain transactions involving Company securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability. The Company will notify directors and officers if they are subject to a trading restriction under Regulation BTR. Failure to comply with an applicable restricted trading period in accordance with Regulation BTR is a violation of law and this Policy.
F.PROHIBITED TRANSACTIONS
You may not engage in any of the following types of transactions other than as noted below, regardless of whether you have material nonpublic information or not.
1.Short Sales. You may not engage in short sales (meaning the sale of a security that must be borrowed to make delivery) or “sell short against the box” (meaning the sale of a security with a delayed delivery) if such sales involve the Company’s securities.
2.Derivative Securities and Hedging Transactions. You may not, directly or indirectly, (a) trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities (other than stock options, restricted stock units and other compensatory awards issued to you by the Company) or (b) purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company equity securities either (i) granted to you by the Company as part of your compensation or (ii) held, directly or indirectly, by you.
3.Pledging Transactions. If you are required to comply with the restricted trading periods or pre-clearance requirements under this Policy, you may not pledge the Company’s securities as collateral for any loan or as part of any other pledging transaction.
4.Margin Accounts. If you are required to comply with the restricted trading periods or pre-clearance requirements under this Policy, you may not hold the Company’s common stock in margin accounts.
G.PRE-CLEARANCE OF TRADES
The Company’s directors and officers and any other persons identified on the Covered Persons List as being subject to pre-clearance requirements must obtain pre-clearance prior to trading the Company’s securities. If you are subject to pre-clearance requirements, you should submit a pre-clearance request in the form attached as Exhibit A to the Compliance Officer at least two business days prior to your desired trade date. The pre-clearance request must be made on the form provided by the Compliance Officer. The person requesting pre-clearance will be asked to certify that he or she is not in possession of material nonpublic information about the Company. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.
If the Compliance Officer is the requester, then the Company’s Chief Executive Officer, Chief Financial Officer, or their delegate, must pre-clear or deny any trade. If recommended by the Compliance Officer, trades made by the Chief Executive Officer or the Chief Financial Officer also must be approved by a committee of the Company’s board of directors. All trades must be executed within two business days of any pre-clearance.
Even after preclearance, a person may not trade the Company’s securities if they become subject to a restricted trading period or aware of material nonpublic information prior to the trade being executed.
From time to time, the Company may identify other persons who should be subject to the pre-clearance requirements set forth above, and the Compliance Officer may update and revise the Covered Persons List as appropriate.
H.EXCEPTIONS TO TRADING RESTRICTIONS
There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly restricted trading period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material nonpublic information, are subject to a special restricted trading period or are otherwise restricted under this Policy.
The following are certain limited exceptions to the restricted trading period restrictions and pre-clearance requirements imposed by the Company under this Policy:
1.stock option exercises where the purchase price of such stock options is paid in cash and there is no other associated market activity;
2.receipt and vesting of stock options, restricted stock units, restricted stock or other equity compensation awards from the Company;
3.purchases pursuant to the employee stock purchase plan; however, this exception does not apply to subsequent sales of the shares;
4.net share withholding with respect to equity awards where shares are withheld by the Company in order to satisfy tax withholding requirements, (x) as required by either the Company’s board of directors (or a committee thereof) or the award agreement governing such equity award or (y) if permitted by the Company, so long as any election is irrevocable and made in writing at a time when a restricted trading period is not in place and you are not in possession of material nonpublic information;
5.sell to cover transactions where shares are sold on your behalf upon vesting of equity awards and sold in order to satisfy tax withholding requirements, (x) as required by either the Company’s board of directors (or a committee thereof) or the award agreement governing such equity award or (y) if permitted by the Company, so long as any election is irrevocable and made in writing at a time when a restricted trading period is not in place and you are not in possession of material nonpublic information;

however, this exception does not apply to any other market sale for the purposes of paying required withholding;
6.transactions made pursuant to a valid 10b5-1 trading plan approved by the Company (see Section I (10b5-1 Trading Plans) below);
7.purchases of the Company’s stock in the 401(k) plan resulting from periodic contributions to the plan based on your payroll contribution election; provided, however, that the trading restrictions and pre-clearance requirements do apply to elections you make under the 401(k) plan to (a) increase or decrease the amount of your contributions under the 401(k) plan if such increase or decrease will increase or decrease the amount of your contributions that will be allocated to a Company stock fund, (b) increase or decrease the percentage of your contributions that will be allocated to a Company stock fund, (c) move balances into or out of a Company stock fund, (d) borrow money against your 401(k) plan account if the loan will result in liquidation of some or all of your Company stock fund balance, and (e) prepay a plan loan if the pre-payment will result in the allocation of loan proceeds to a Company stock fund;
8.transfers by will or the laws of descent or distribution and, provided that prior written notice is provided to the Compliance Officer, distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing your pecuniary interest in the Company’s securities; and
9.changes in the number of the Company’s securities you hold due to a stock split or a stock dividend that applies equally to all securities of a class, or similar transactions.
If there is a Regulation BTR restricted trading period then the limited exceptions set forth in Regulation BTR will apply. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. Any other Policy exceptions must be approved by the Compliance Officer, in consultation with the Company’s board of directors or an independent committee of the board of directors.
I.10B5-1 TRADING PLANS
The Company requires all its directors and officers who are subject to Section 16 of the Securities and Exchange Act of 1934 who trade in the Company’s securities and permits its other officers and employees to adopt written 10b5-1 trading plans in order to mitigate the risk of trading on material nonpublic information. These plans allow for individuals to enter into a prearranged trading plan as long as the plan is not established or modified during a restricted trading period or when the individual is otherwise in possession of material nonpublic information. To be approved by the Company and qualify for the exception to this Policy, any 10b5-1 trading plan adopted by a director, officer or employee must be submitted to the Compliance Officer for approval and must comply with the requirements set forth in the Requirements for Trading Plans attached as Exhibit B. If the Compliance Officer is the requester, then the Company’s Chief Executive Officer, Chief Financial Officer, or their delegate, must approve the written 10b5-1 trading plan. From time to time, the Compliance Officer or his or her delegate may update and revise Exhibit B as necessary or desirable and in consultation with outside counsel for the Company, subject to review and ratification by the Company’s board of directors on an annual basis to the extent there are any such updates or revisions.

J.SECTION 16 COMPLIANCE
All of the Company’s officers and directors and certain other individuals are required to comply with Section 16 of the Securities and Exchange Act of 1934 and related rules and regulations which set forth reporting obligations, limitations on “short swing” transactions, which are certain matching purchases and sales of the Company’s securities within a six-month period, and limitations on short sales.
To ensure transactions subject to Section 16 requirements are reported on time, each person subject to these requirements must provide the Company with detailed information (for example, trade date, number of shares, exact price, etc.) about his or her transactions involving the Company’s securities.
The Company is available to assist in filing Section 16 reports, but the obligation to comply with Section 16 is personal. If you have any questions, you should check with the Compliance Officer.
K.VIOLATIONS OF THIS POLICY
Company directors, officers, employees, consultants, contractors, and advisors who violate this Policy will be subject to disciplinary action by the Company, including ineligibility for future Company equity or incentive programs or termination of employment or an ongoing relationship with the Company. The Company has full discretion to determine whether this Policy has been violated based on the information available.
There are also serious legal consequences for individuals who violate insider trading laws, including large criminal and civil fines, significant imprisonment terms and disgorgement of any profits gained or losses avoided. You may also be liable for improper securities trading by any person (commonly referred to as a “tippee”) to whom you have disclosed material nonpublic information that you have learned through your position at the Company or made recommendations or expressed opinions about securities trading on the basis of such information.
Please consult with your personal legal and financial advisors as needed. Note that the Company’s legal counsel, both internal and external, represent the Company and not you personally. There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy or under securities laws. If you were aware of the material nonpublic information at the time of the trade, it is not a defense that you did not “use” the information for the trade. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse your failure to comply with this Policy. In addition, a trading-restricted period will not extend the term of your options. As a consequence, you may be prevented from exercising your options by this Policy or as a result of a restricted trading period or other restriction on your trading, and as a result your options may expire by their term. It is your responsibility to manage your economic interests and to consider potential trading restrictions when determining whether to exercise your options. In such instances, the Company cannot extend the term of your options and has no obligation or liability to replace the economic value or lost benefit to you.
L.PROTECTED ACTIVITY NOT PROHIBITED
Nothing in this Policy, or any related guidelines or other documents or information provided in connection with this Policy, shall in any way limit or prohibit you from engaging in any of the protected activities set forth in the Company’s Whistleblower Policy, as amended from time to time.

M.REPORTING
If you believe someone is violating this Policy or otherwise using material nonpublic information that they learned through their position at the Company to trade securities, you should report it to the Compliance Officer, or if the Compliance Officer is implicated in your report, then you should report it in accordance with the Company’s Whistleblower Policy.
N.AMENDMENTS
The Company reserves the right to amend this Policy at any time, for any reason, subject to applicable laws, rules and regulations, and with or without notice, although it will attempt to provide notice in advance of any change. Unless otherwise permitted by this Policy, any amendments must be approved by the Board of Directors of the Company.

EXHIBIT A
PRE-CLEARANCE CHECKLIST

Person proposing to trade:
Proposed trade (type and amount):
Manner of trade:
Proposed trade date:
Affiliate of the Company:	☐ Yes ☐ No
Person does not have a 10b5-1 Plan	☐ Yes ☐ No
☐    No restricted trading period. The proposed trade will not be made during a quarterly or special restricted trading period.
☐    No pension fund restricted trading period under Regulation BTR.* There is no pension fund restricted trading period in effect.
☐    No prohibition under Insider Trading Policy. The person confirmed that the proposed transaction is not prohibited under the Insider Trading Policy.
☐    Section 16 compliance.* The person confirmed that the proposed trade will not give rise to any potential liability under Section 16 as a result of matched past (or intended future) transactions.
☐    Form 4 filing.* A Form 4 has been or will be completed and will be timely filed with the SEC, if applicable.
☐    Rule 144 compliance (Response required only from affiliates of the Company).
☐    The “current public information” requirement has been met (i.e., all 10-Ks, 10-Qs and other relevant reports during the last 12 months have been filed);
☐    The shares that the person proposes to trade are not restricted or, if restricted, the applicable holding period has been met;
☐    Volume limitations (greater of 1% of outstanding securities of the same class or the average weekly trading volume during the last four weeks) are not exceeded, and the person is not part of an aggregated group;
☐    The manner of sale requirements will be met (a “brokers’ transaction” or directly with a market maker or a “riskless principal transaction”); and
☐    A Form 144, if applicable, has been completed and will be timely filed with the SEC.
☐    Rule 10b-5 concerns. The person has been reminded that trading is prohibited when in possession of any material nonpublic information regarding the Company that has not been adequately disclosed to the public. The individual has discussed with the Compliance Officer any information known to the individual or the Compliance Officer that the individual believes may be material.
* Applies if the individual is a director or an officer subject to Section 16 of the Securities Exchange Act of 1934.
Date:
(Signature of Compliance Officer)

(Print name of Compliance Officer)
I am not aware of material nonpublic information regarding the Company. I am not trading on the basis of any material nonpublic information. The transaction is in accordance with the Insider Trading Policy and applicable law. I intend to comply with any applicable reporting and disclosure requirements on a timely basis. I understand that I must execute the trade by the end of the second trading day after the date on which the trade is cleared by the Compliance Officer. I understand that by signing below, I am not obligated to execute the trade.

(Signature of person proposing to trade)
Exhibit A

EXHIBIT B
REQUIREMENTS FOR TRADING PLANS
For transactions under a trading plan to be exempt from (A) the prohibitions in the Company’s Insider Trading Policy (the “Policy”) of Recursion Pharmaceuticals, Inc. (together with any subsidiaries, collectively the “Company”) with respect to transactions made while aware of material nonpublic information and (B) the pre-clearance procedures and restricted trading periods established under the Policy, the trading plan must comply with the affirmative defense set forth in Exchange Act Rule 10b5-1 and must meet the following requirements:
1.The trading plan must be in writing and signed by the person adopting the trading plan.
2.The trading plan must be adopted at a time when:
a.the person adopting the trading plan is not aware of any material nonpublic information; and
b.there is no quarterly, special or other restricted trading period in effect with respect to the person adopting the plan.
3.The trading plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and the person adopting the trading plan must act in good faith with respect to the trading plan.
4.The trading plan must include representations that, on the date of adoption of the trading plan, the person adopting the trading plan:
a.is not aware of material nonpublic information about the securities or the Company; and
b.is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
5.The person adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.
6.The first trade under the trading plan for directors and officers (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934) may not occur until the expiration of a cooling-off period consisting of the later of (a) 90 calendar days after the adoption of the trading plan and (b) two business days after the filing by the Company of its financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the trading plan was adopted (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the trading plan). The first trade under the trading plan for all other persons (other than the Company) may not occur until the expiration of a cooling-off period that is 30 calendar days after adoption of the trading plan.
7.The trading plan must have a minimum term of one year starting from the date of adoption.
8.All transactions during the term of the trading plan (except for the “Exceptions to Trading Restrictions” identified in the Policy and bona fide gifts) must be conducted through the trading plan. In addition, the person adopting the trading plan may not have an outstanding (and may not subsequently enter into any additional) trading plan except as permitted by Rule 10b5-1.

9.Any modification or change to the amount, price or timing of transactions under the trading plan (each such modification or change, a “Material Modification”) is deemed the termination of the trading plan and the adoption of a new trading plan. Therefore, any plan adopted by making a Material Modification is subject to the same conditions as a new trading plan as set forth in Sections 1 through 8 herein.
10.Within the one year preceding the adoption of a trading plan (including the adoption of a plan by making a Material Modification), a person may not have otherwise adopted a plan more than once.
11.A person may adopt a trading plan designed to cover a single trade only once in any consecutive 12-month period except as permitted by Rule 10b5-1.

12.If the person that adopted the trading plan terminates the plan prior to its stated duration, he or she may not trade in the Company’s securities until after the later of (a) the completion of the next quarterly restricted trading period after termination (or, if the plan is terminated during a quarterly restricted trading period, the end of that restricted trading period) and (b) 30 calendar days after termination.
13.The Company must be promptly notified of any modification or termination of the trading plan, including any suspension of trading under the trading plan.
14.The Company must have authority to require the suspension or cancellation of the trading plan at any time.
15.If the trading plan grants discretion to a stockbroker or other person with respect to the execution of trades under the trading plan:
a.trades made under the trading plan must be executed by someone other than the stockbroker or other person that executes trades in other securities for the person adopting the trading plan;
b.the person adopting the trading plan may not confer with the person administering the trading plan regarding the Company or its securities; and
c.the person administering the trading plan must provide prompt notice to the Company of the execution of a transaction pursuant to the plan.
16.All transactions under the trading plan must be in accordance with applicable law.
17.The trading plan (including any modified trading plan) must meet such other requirements as the Compliance Officer may determine.
18.The trading plan must be submitted to the Company’s Compliance Officer with an executed certificate stating that the trading plan complies with Rule 10b5-1 and the criteria set forth above.
Any trading plans adopted or modified prior to February 27, 2023 (the “Effective Date”) are permitted to continue in place until all trades are executed thereunder or they expire by their terms (“Grandfathered Plans”). If the person undertakes a Modification of a Grandfathered Plan on or after the Effective Date, then the Modification must meet all of the requirements set forth herein.